Exhibit 10.1

TEL +33 (0)5 59 51 57 57 - FAX +33 (0)5 59 26 45 09 - WWW quiksilver.com

CONTRAT DE TRAVAIL A DURÉE

INDÉTERMINÉE

Entre les soussignés :

Pilot SAS, Société par action simplifiée au capital de 113.597,99 €, immatriculée au RCS de Bayonne sous le numéro B 070 501 374, dont le siège social est situé 162 rue Belharra - 64500 Saint Jean de Luz, représentée par Monsieur Stephen Le Bot, agissant en qualité de Directeur Général, ci-après dénommée « Pilot » ou « la Société »,

et,

INDEFINITE DURATION CONTRACT OF

EMPLOYMENT

Between the undersigned:

Pilot SAS, Simplified joint-stock company with a capital of €113,597.99, registered with the RCS of Bayonne under the number B 070,501,374, whose headquarters is at located 162 rue Belharra - 64500 Saint Jean de Luz, represented by Mr. Stephen Le Bot, acting in the capacity of CEO,

Hereinafter referred to as “Pilot” or “the Company”,

and

Monsieur Pierre Agnès,	Mr. Pierre Agnès,

ci-après dénommé « Monsieur Pierre Agnès » ou « le salarié ».	Hereinafter referred to as “Mr. Pierre Agnès” or “the Employee”.

Préambule

Monsieur Pierre Agnès a été engagé au sein du groupe Quiksilver à compter du 1er novembre 2004, avec reprise de son ancienneté au 1er mars 1993. Monsieur Pierre Agnès a exercé diverses responsabilités et exerce depuis 1er septembre 2005 le mandat de Président de la société Na Pali SAS.

Compte tenu de l’évolution des missions de Monsieur Pierre Agnès au sein du groupe Quiksilver, dans le cadre d’une réorganisation interne du groupe, il a été

Preamble

Mr. Pierre Agnès was hired within the Quiksilver group effective as of November 1, 2004, with seniority dating back to March 1st, 1993. Mr. Pierre Agnes has performed various responsibilities and since September 1st, 2005 has been carrying out the mandate as Chairman of the Na Pali SAS company.

Taking into account the change in Mr. Pierre Agnes’ assignments within the Quiksilver group, due to an internal reorganization of convenu de formaliser les conditions dans lesquelles Monsieur Pierre Agnès serait désormais amené à exercer ses différentes responsabilités au sein du groupe Quiksilver.

Ainsi, il a été convenu que Monsieur Pierre Agnès exercerait ses nouvelles fonctions globales de « Head of Global Apparel » du groupe Quiksilver au sein de la société Pilot SAS, parallèlement à son mandat de Président de la société Na Pali SAS, corresponsant désormais à des missions et responsabilités resserrées.

the group, it was therefore agreed to formalize the conditions in which Mr. Pierre Agnes would be led to perform his various responsibilities within the Quiksilver group.

Thus, it has been agreed that Mr. Pierre Agnes would perform his new global functions of “Head of Global Apparel” of the Quiksilver group within the Pilot SAS company, at the same time as his mandate as Chairman of the Na Pali SAS company, now corresponding to narrower assignments and responsibilities.

ARTICLE 1 - ENGAGEMENT Monsieur Pierre Agnès est engagé par la Société en qualité de « Head of Global Apparel », statut Cadre, niveau VI, échelon 4 de la classification conventionnelle en vigueur.	ARTICLE 1 - HIRING Mr. Pierre Agnès is hired by the Company in his capacity as “Head of Global Apparel”, Senior Executive status, level VI, grade 4 of the job classification in force.

ARTICLE 2 - DURÉE DU CONTRAT – DATE D’EFFET

Le présent contrat est conclu pour une durée indéterminée et prend effet à compter du 1er juillet 2013.

Il pourra être rompu à tout moment à l’initiative de l’une ou l’autre des parties, sous réserve, sauf en cas de faute grave ou de faute lourde, du respect du préavis déterminé par les dispositions conventionnelles applicables.

ARTICLE 2 - TERM OF THE CONTRACT – EFFECTIVE DATE

This contract is entered into for an indefinite term and shall take effect as of July 1, 2013.

It can be terminated at any time on the initiative of one or the other parties, except in the event of gross negligence or serious breach, subject to compliance of the prior notification determined by the applicable contractual provisions.

ARTICLE 3 - FONCTIONS

Dans le cadre de ses fonctions de « Head of Global Apparel » du groupe Quiksilver, Monsieur Pierre Agnès aura en charge le développement commercial du marché textile pour les marques Quiksilver, Roxy, DC et Moskova. Il devra analyser les besoins des consommateurs mondiaux, ainsi que les tendances globales du marché, et devra prospecter dans tous les pays où ces marques sont présentes afin d’y développer le chiffre d’affaire de la Société.

ARTICLE 3 - JOB DUTIES

Included within the framework of his job description as “Head of Global Apparel” of the Quiksilver group, Mr. Pierre Agnès will be in charge of the commercial development of the textile market for the brands Quiksilver, Roxy, DC and Moskova. He will analyze the needs of global consumers and the overall market trends, exploring opportunities in all the countries where these brands are present, in order to increase the Company’s and its affiliates turnover in these countries.

A ce titre, Monsieur Pierre Agnès exercera les principales missions suivantes :	Under this job description, Mr. Pierre Agnes will perform the following main assignments:

-    Définition des plans de collections produits et de la créativité pour les marques Quiksilver, DC, Roxy et Moskova,

-    Management de l’ensemble des équipes rattachées à la division Global Apparel (directeurs artistique, stylistes, chefs de produits, analystes...),

-    Définition de l'orientation des gammes de produits en fonction des tendances des marchés, et des historiques de vente,

-    Identification des sources de croissance de chiffre d’affaires pour chacune des marques,

-    Collaboration avec la direction marketing pour la coordination de la communication produit,

-    Globalisation des collections au plan mondial, au travers des centres d'excellence régionaux.

-    Definition of product collection and creativity plans for the Quiksilver, DC, Roxy and Moskova brands,

-    Management of all teams linked to the Global Apparel division (artistic directors, designers, product managers, analysts, etc.),

-    Definition of the direction of the product lines according to market trends, and historical sales,

-    Identification of sources of turnover growth for each of the brands,

-    Cooperation with the marketing leadership for coordination of product communication,

-    Globalization of collections worldwide, through regional centers of excellence.

Sa mission consistera en outre à coordonner les équipes de développement produit basées principalement aux Etats Unis.

Monsieur Pierre Agnès reportera directement auprès de Monsieur Andy Mooney, actuellement CEO et President de Quisilver Inc. basé au siège du groupe Quiksilver aux Etats-Unis, ou de toute autre personne désignée ultérieurement, selon les procédures et/ou modalités qui seront établies à cet effet.

A ce jour, ces modalités consistent principalement en une réunion hebdomadaire en visio-conférence et un déplacement par mois de plusieurs jours au siège du groupe aux Etats-Unis où Monsieur Pierre Agnès rencontrera le CEO et les responsables des différents départements du groupe Quiksilver avec lesquels il sera amené à interagir.

His duties will also consist of coordinating the product development teams based mainly in the United States.

Mr. Pierre Agnes will report directly to Mr. Andy Mooney, currently CEO and President of Quiksilver Inc. based at the headquarters of the Quiksilver group in the United States, or any other person designated later on, according to the procedures and/or terms to be defined for this purpose.

To date, these terms principally consist of a weekly video conference meeting and one multiple-day trip per month to the group’s headquarters in the United States where Mr. Pierre Agnès will meet with the CEO and the managers of the various departments of the Quiksilver group which whom he will be required to interact.

Ces fonctions non limitatives sont par nature évolutives et pourront donc être modifiées du fait notamment de l’évolution des modes d’organisation du groupe, ou de la carrière de Monsieur Pierre Agnès, sans que cela affecte sa qualification.

The duties described within his job description are non-restrictive by nature and may be modified either through future growth due to the changes in organization of the group, or changes in Mr. Pierre Agnes’ career direction, without affecting his employment status defined by law.

Les parties sont convenues que ces modifications font partie des modalités normales d’exécution du contrat et ne sauraient être considérées comme une modification du présent contrat.

Les modifications pourront consister soit en une adjonction de nouvelles missions, dès lors qu’elles sont liées à l’activité principale de Monsieur Pierre Agnès, soit en une diminution de ces missions, soit en une modification du contenu des missions principales ou de l’importance relative de chacune de ces missions principales.

The parties agree that these changes are part of the normal execution of the terms of the contract and cannot be considered as a modification of this contract.

The modifications may consist of either: 1) an addition of new assignments, where they are linked directly to Mr. Pierre Agnès’ main activity 2) a decrease in these assignments 3) a modification in the content of the main assignments or the relative importance of each of these main assignments.

En sa qualité de Head of Global Apparel, Monsieur Pierre Agnès devra exercer ses fonctions avec le maximum d’efficacité et de conscience professionnelle, dans le respect de la stratégie générale définie par le groupe.

In his capacity as Head of Global Apparel, Mr. Pierre Agnès must exercise his duties with the utmost efficiency and professionalism, in accordance with the general policies established by the group.

ARTICLE 4 – DUREE DU TRAVAIL

Compte tenu des responsabilités qui lui sont confiées, dont l'importance implique une grande indépendance dans l'organisation de son emploi du temps, de la grande autonomie dont il bénéficiera dans la prise de décisions et de son niveau élevé de rémunération, Monsieur Pierre Agnès relèvera de la catégorie des cadres dirigeants au sens de l’article L.3111-2 du code du travail. En conséquence, sa rémunération constitue la contrepartie forfaitaire de son activité, indépendamment du temps de travail effectivement consacré à l'exercice de son activité.

ARTICLE 4 - WORKING HOURS

Taking into account the responsibilities that have been entrusted to him, the importance of independently organizing his working time, the considerable autonomy from which he will benefit in decision-making and his high level of compensation, Mr. Pierre Agnès shall fall under the “Executive Status” within the meaning of article L. 3111-2 of the French labor code. Consequently, his remuneration is determined at a flat rate in relation to his status and activity and is regardless of the working time actually devoted to performing his activity.

ARTICLE 5 - RÉMUNÉRATION

En contrepartie de l’accomplissement de l’ensemble de ses fonctions, Monsieur Pierre Agnès percevra un salaire de base brut annuel de 332.500 € (trois cent trente deux mille cinq cent euros) versés en douze mensualités.

Monsieur Pierre Agnes sera éligible à l’octroi d’un bonus discrétionnaire conformément au Plan d’Intéressement de Quiksilver, Inc. pour chaque année fiscale complète d’activité (dont l’échéance est actuellement fixée au 31 octobre de chaque année). Les termes et conditions particuliers de cet octroi devant être approuvés par le Conseil

ARTICLE 5 - REMUNERATION

In return for the performance of all his job duties, Mr. Pierre Agnès shall receive an annual base salary of 332,500 € (three hundred thirty two thousand and five hundred euros) paid over a period of twelve months.

For each full fiscal year of activity (currently ending October 31), Mr.Pierre Agnes shall be eligible for a discretionary bonus award pursuant to the Quiksilver, Inc. Incentive Compensation Plan, the specific terms and conditions of such award to be approved by the Board of Directors or the Compensation Committee of Quiksilver, Inc. at the time of

d’Administration ou le Comité de Rémunération de Quiksilver, Inc. au moment de l’octroi de ce bonus. Tout paiement au titre d’un bonus doit être effectué dans les trente (30) jours suivant la publication par Quiksilver, Inc. de ses comptes annuels contrôlés, et en aucun cas après le 15 mars de l’année calendaire suivant l’année fiscale au titre de laquelle le bonus est octroyé. Le paiement du bonus sera diminué des retenues et déductions applicables.

the bonus award. Any payment received in connection with a bonus award shall be paid within thirty (30) days following the date Quiksilver, Inc. publicly releases its annual audited financial statements, but in no event later than March 15 of the calendar year following the fiscal year for which the bonus is awarded. Any bonus payments shall be less applicable withholdings and deductions.

ARTICLE 6 - LIEU DE TRAVAIL	ARTICLE 6 - WORKPLACE

Monsieur Pierre Agnès sera rattaché administrativement au siège de la Société, actuellement situé 162 rue Belharra à St-Jean-de-Luz, où il exercera une partie de son activité.

Le lieu de travail de Monsieur Pierre Agnès pourra par la suite être modifié au sein de la zone suivante : Aquitaine sans que cela constitue une quelconque modification de son contrat de travail, même s’il devait entraîner un changement de résidence.

Il est cependant expressément convenu que, compte tenu de la nature globale de ses fonctions de « Head of Global Apparel », Monsieur Pierre Agnès sera fréquemment amené à effectuer des déplacements de plus ou moins longue durée en France et à l'étranger.

Mr. Pierre Agnès shall be assigned for administrative purposes to the Company’s headquarters, currently located at 162 rue Belharra, in St-Jean-de-Luz, where he will carry out part of his activity.

Mr. Pierre Agnès’ workplace may subsequently be changed within the Aquitaine region without any modification to his employment contract, even if it would result in a change of personal residence.

It is further expressly agreed that, given the nature of his duties as “Head of Global Apparel”, Mr. Pierre Agnès may be frequently and regularly required to travel for variable extended periods of time in France or abroad.

ARTICLE 7 - CONGÉS PAYES

Monsieur Pierre Agnès bénéficiera des droits à congés payés résultant des dispositions légales et conventionnelles applicables au sein de la Société.

Les parties conviennent expressément et d’un commun accord que le droit à congé payé annuel sera fractionné. Cependant, conformément à l’article L.3141-19 du Code du travail, il est convenu que Monsieur Pierre Agnès renonce à faire valoir ses droits aux jours de congés supplémentaires en cas de fractionnement.

ARTICLE 7 - PAID LEAVE

Mr. Pierre Agnès shall be granted the rights to paid leave as stipulated in the applicable legal and contractual provisions within the Company.

The parties expressly and mutually agree that this annual paid leave will be split by period. However, pursuant to Article L.3141-19 of the French Labor Code, it is agreed that Mr. Pierre Agnès waives his rights to claim any additional holidays should he split his annual leave by period.

ARTICLE 8 - PROTECTION SOCIALE	ARTICLE 8 - SOCIAL WELFARE

Monsieur Pierre Agnès sera affilié au régime général de sécurité sociale, ainsi qu’à Pôle emploi pour le risque chômage.	Mr. Pierre Agnès will be enrolled with the general French social security scheme, as well as the French National Employment Agency (“Pôle emploi”) for unemployment risk.

Il bénéficiera par ailleurs de tous les avantages de retraite et de prévoyance obligatoires accordés par la Société aux salariés de sa catégorie.

La société est actuellement adhérente aux caisses de retraite complémentaire et de prévoyance suivantes :

He will also be entitled to all mandatory pension and welfare benefits offered by the Company to employees in his category.

The Company is currently covered by the following complementary pension and welfare providers:

- Régime Arrco : APICIL – BP 118 – 69645 Caluire et Cuire cedex	- Arrco regime (complementary pension for all private sector employees): APICIL – BP 118 – 69645 Caluire et Cuire cedex

- Régime Agirc : APICIL – BP 118 – 69645 Caluire et Cuire cedex	- Agirc regime (complementary pension for executives): APICIL – BP 118 – 69645 Caluire et Cuire cedex

- Prévoyance : Malakoff Mederic Prévoyance – 21 rue laffitte – 75009 Paris, souscrit par l’intermédiaire du cabinet Filhet Allard	- Welfare scheme: Malakoff Mederic Prévoyance – 21 rue laffitte – 75009 Paris, taken out through the Filhet Allard firm

- Frais de santé (mutuelle) : Quatrem - 59/61, rue La Fayette – 75423 Paris cedex 09, souscrit par l’intermédiaire du cabinet Filhet Allard	- Health care expenses (mutual insurance): Quatrem - 59/61, rue La Fayette – 75423 Paris cedex 09, taken outh through the Filhet Allard firm

Monsieur Pierre Agnès ne saurait se soustraire au bénéfice des prestations, ni refuser d'acquitter la quote part mise à sa charge telles que ces prestations et cotisations sont actuellement prévues ou telles qu'elles sont susceptibles pour le futur de résulter de modifications des régimes en cours.

Mr. Pierre Agnès cannot opt-out of these benefits or refuse to pay his proportionate share towards each scheme currently in place or as they may be arranged in the future as a result of changes made to the current benefits plan.

ARTICLE 9 – RUPTURE DU CONTRAT DE TRAVAIL	ARTICLE 9 – TERMINATION OF THE EMPLOYMENT CONTRACT

Le présent contrat pourra être résilié à tout moment par la Société ou Monsieur Pierre Agnes, à condition de respecter le préavis fixé conformément à la convention collective applicable.	This Agreement may be terminated at any time by either the Company or Pierre Agnes, subject to a notice period according to the applicable collective bargaining agreement.

Toutefois, en cas de faute grave ou lourde, aucun préavis ne sera applicable.	However, no notice period shall apply in case of serious or gross misconduct.

Les parties conviennent qu’il sera alloué à Monsieur Pierre Agnes, en cas de rupture du présent contrat, à certaines conditions prévues ci-dessous, une indemnité contractuelle de rupture d’un montant brut correspondant à 18 mois de rémunération brute.

The parties agree that in case of termination of this Agreement under certain conditions, a contractual gross severance indemnity will be paid to Pierre Agnes amounting to 18 months of gross Remuneration.

Par « rémunération », il y a lieu d’entendre pour les seules dispositions du présent article, la rémunération mensuelle versée à Pierre Agnes au titre du présent contrat, excluant tout variable (c'est-à-dire, bonus, commissions, intéressement, equity, stock options, participation...). A la date de conclusion du présent contrat, la rémunération mensuelle brute de Monsieur Pierre Agnes s’élève à 27.708,33 €. Toutefois, en cas de cessation de son mandat social de Président de la société Na Pali SAS, la « rémunération » incluera également la rémunération mensuelle versée à Pierre Agnes au titre de son mandat social excluant tout variable. A la date de conclusion du présent contrat, la rémunération mensuelle brute de Monsieur Pierre Agnes en tant que Président de Na Pali SAS s’élève à 11.875 €.

“Remuneration” means, only for the provisions of this article, the monthly remuneration payable to Pierre Agnes under this Agreement, but excludes any variable pay (e.g., bonus, commissions, incentive pay, equity, stock, profit-sharing, etc.). As of the date of this Agreement, Pierre Agnes' Remuneration is € 27,708.33 gross per month. However, in case of termination of his corporate mandate of Président of Na Pali SAS, this “Remuneration” will also include the monthly remuneration payable to Pierre Agnes under this corporate mandate. As of the date of this Agreement, Pierre Agnes’ remuneration as Président of Na pali SAS is € 11,875 gross per month.

L’indemnité contractuelle de rupture ne sera due à Monsieur Pierre Agnes qu’en cas de :	This contractual severance indemnity will be due to Pierre Agnes in the following three cases only:

- rupture du présent contrat de travail par la Société « sans Cause légitime» telle que définie ci-après,

- rupture par Monsieur Pierre Agnes de son contrat de travail pour une « Bonne Raison » (telle que définie ci-après) dans les six (6) mois de l’acte constituant ladite Bonne Raison.

-     termination of this Agreement without “Legitimate Cause” as defined hereinafter;

-     termination by Pierre Agnes of this Agreement for “Good Reason” (as defined hereinafter) within six (6) months of the action constituting Good Reason.

Etant précisé cependant que, dans le cas où le présent contrat de travail serait rompu pour cause de décès ou d’une incapacité permanente telles que fixées aux (i) et (ii) ci-dessous, il (ou ses héritiers ou bénéficiaires en cas décès) ne recevra pas le montant brut de 18 mois de sa rémunération brute, mais recevra en lieu et place une indemnité contractuelle de rupture réduite. Le montant brut de l’indemnité contractuelle de rupture réduite sera égal au prorata de son bonus pour l’année fiscale au cours de laquelle le contrat serait rompu pour cause de décès ou d’une incapacité permanente.

Provided, however, that in the event Mr. Pierre Agnes’ employment terminates by reason of his death or permanent disability as set forth below in (i) or (ii), he (or his estate or beneficiaries in the case of his death) shall not receive the gross amount of 18 months of gross remuneration, but shall receive instead a limited contractual severance indemnity. The gross amount of the limited contractual severance indemnity will be equal to the pro rata portion of his bonus for the fiscal year in which such termination by reason of death or permanent disability occurs.

La « Cause légitime de rupture » comprend notamment, de manière non limitative, les cas suivants (i) le décès, (ii) l’incapacité permanente mettant Monsieur Pierre Agnes dans l’impossibilité d’exercer les fonctions essentielles de son poste même avec des aménagements raisonnables, (iii) une faute intentionnelle commise dans l’exécution de ses fonctions, (iv) la commission d’un délit professionnel ou une violation de la loi impliquant un acte immoral ou une malhonnêteté de sa part, (v) un conflit d’intérêts, (vi) la violation délibérée de ses obligations professionnelles, (vii) la négligence répétée dans ses obligations professionnelles, ou (viii) une violation substantielle par Monsieur Pierre Agnes de ses obligations en vertu du présent contrat.

“Legitimate Cause” shall include, but shall not be limited to, (i) death, (ii) permanent disability which renders Pierre Agnes unable to perform the essential functions of his position even with reasonable accommodation, (iii) willful misconduct in the performance of Pierre Agnes’ duties, (iv) commission of a professional felony or violation of law involving moral turpitude or dishonesty, (v) self-dealing, (vi) willful breach of professional duty, (vii) habitual neglect of professional duty, or (viii) a material breach by Pierre Agnes of his obligations under this Agreement.

La “Bonne Raison” pour Monsieur Pierre Agnes de mettre fin au présent contrat signifie une rupture volontaire et à son initiative en raison de (i) l'affectation de Monsieur Pierre Agnes sans son consentement à des tâches substantiellement incompatibles avec le poste qu’il occupe à la date du présent contrat, (ii) un changement substantiel, sans son consentement, dans le niveau de reporting de Monsieur Pierre Agnes en comparaison avec celui instauré dans le présent contrat, (étant précisé que Pierre Agnes reporte actuellement au CEO de Quiksilver, Inc.), (iii) une diminution substantielle de l’autorité de Monsieur Pierre Agnes sans son consentement (iv) une violation substantielle par la Société de ses obligations en vertu du présent contrat, (v) le défaut d’obtention par la Société auprès de tout successeur dans les activités du groupe Quiksilver, avant que cette succession n’intervienne, d’un accord visant à assumer et respecter les obligations contenues dans le présent contrat, ou (vi) la mutation, sans son accord, de Monsieur Pierre Agnes à plus de 150 km de Saint Jean de Luz (France).

“Good Reason” for Pierre Agnes to terminate this Agreement means a voluntary termination as a result of (i) the assignment to Pierre Agnes of duties materially inconsistent with his position as of the date hereof without his consent, (ii) a material change in Pierre Agnes’ reporting level from that set forth in this Agreement without his consent (Pierre Agnes currently reports to the Chief Executive Officer of Quiksilver, Inc.,), (iii) a material diminution of Pierre Agnes’ authority without his consent, (iv) a material breach by the Company of its obligations under this Agreement, (v) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform the obligations contained in this Agreement, or (vi) the relocation of Pierre Agnes, without his consent, to a location more than 150 km from Saint Jean de Luz (France).

Nonobstant ce qui précède, aucune Bonne Raison ne sera caractérisée, à moins que Monsieur Pierre Agnes le notifie par écrit à la Société dans les quatre-vingt dix (90) jours suivant l’apparition d'une ou plusieurs des conditions énoncées aux alinéas (i) à (vi) et, si l’événement ou la condition concernée est réversible, la Société ne parvient pas à y remédier dans les trente (30) jours de cette notification.

Notwithstanding the foregoing, Good Reason shall not exist unless Pierre Agnes provides the Company written notice on account thereof within ninety (90) days following the initial existence of one or more of the conditions described in clauses (i) through (vi) and, if such event or condition is curable, the Company fails to cure such event or condition within thirty (30) days of such written notice.

Cette indemnité contractuelle se substitue à toute autre indemnité à laquelle Monsieur Pierre Agnes pourrait prétendre pour quel que motif que ce soit à l’occasion de l’exécution ou de la rupture du présent contrat de travail (et notamment, sans limitation, à l’indemnité légale ou conventionnelle de licenciement, indemnité pour licenciement sans cause réelle et sérieuse, indemnité pour inobservation de la procédure, y compris si elles étaient attribuées par décision de justice...).

Plus précisément, le paiement de cette indemnité contractuelle de rupture inclut entre autres :

This contractual severance indemnity replaces all other indemnity that Pierre Agnes could claim on any grounds whatsoever in relation to the performance or termination of this Agreement (including, without limitation, legal severance pay or severance pay provided by the collective bargaining agreement, damages for dismissal without real and serious ground, damages for breach of procedure, even if they were awarded by a court decision).

More precisely, the payment of this contractual severance indemnity includes among others :

-    le paiement d’une indemnité de préavis ou d’une indemnité compensatrice de préavis (conformément à la convention collective applicable) ;

-    le paiement de l’indemnité de licenciement prévue par le Code du travail français ou la convention collective applicable ;

-    le paiement de l’indemnité compensatrice de congés payés.

-    the payment of the notice period indemnity or pay in lieu of notice (provided by the collective bargaining agreement);

-    the payment of the severance pay provided by the French Labour Code or the applicable collective bargaining agreement;

-    the payment of the accrued untaken vacation indemnity

L’indemnité contractuelle de rupture sera payée en plusieurs versements :	This contractual severance indemnity will be paid in several installments :

1. Le montant représentant (i) l’indemnité compensatrice de préavis, (ii) l’indemnité de licenciement prévue par le Code du travail ou la convention collective applicable et (iii) l’indemnité compensatrice de congés payés sera payé à la fin du présent contrat (sauf si Mr Pierre Agnes effectue son préavis; dans ce cas, l’indemnité de préavis sera payée chaque mois durant le préavis aux échéances normales de la paie).

1. the amount that represents (i) the indemnity in lieu of notice, (ii) the severance pay provided by the French Labor Code or the applicable collective bargaining agreement and (iii) the indemnity for accrued untaken vacation will be paid at the end of this Agreement (unless Mr. Agnes performs his notice period; in such case, the notice period indemnity will be paid each month during the notice period, on regular payroll dates).

Les parties conviennent que l’indemnité de préavis (ou l’indemnité compensatrice de préavis), ou l’indemnité de licenciement prévue par le Code du travail ou la Convention collective applicable, et l’indemnité compensatrice de congés payés sont calculées uniquement sur la base du salaire mensuel brut perçu par Monsieur Pierre Agnes en vertu du présent contrat de travail.

The Parties agree that the notice period indemnity (or the indemnity in lieu of notice), the severance pay provided by the French Labour Code or the applicable collective bargaining agreement, and the accrued but untaken vacation indemnity, are calculated on the monthly gross salary received by Pierre Agnes pursuant to this Employment Agreement only.

2. L’excédent (du montant de l’indemnité contractuelle de rupture) sera réglé en plusieurs versements, aux échéances normales de la paie, durant les 18 mois suivant la fin du présent contrat de travail.

Etant précisé que les parties conviennent que le paiement de l’excédent suppose que Pierre Agnes renonce définitivement à exercer toute action judiciaire à l’encontre de la Société, ou des autres sociétés du Groupe, à la suite de la rupture de son contrat, dans le cadre d’un protocole transactionnel conclu après la rupture de son contrat de travail.

2. The excess (of the amount of the contractual severance pay) is paid in installments on the Company’s regular payroll dates during the 18-month period following the end of employment.

The Parties agree that the payment of this excess amount requires that Pierre Agnes sign a general release of claims, included in a settlement agreement signed following the termination of his employment contract.

Les parties entendent faire de cette indemnité contractuelle de rupture une condition essentielle du présent contrat.	The Parties intend that this contractual severance indemnity is an essential condition of this Agreement.

ARTICLE 10 - EXCLUSIVITÉ – CONFIDENTIALITE	ARTICLE 10 - EXCLUSIVITY AND CONFIDENTIALITY

Pendant toute la durée du présent contrat, Monsieur Pierre Agnès sera tenu à une obligation de loyauté à l’égard de la Société. Compte tenu de la nature de ses fonctions, Monsieur Pierre Agnès s'engage à consacrer son activité exclusive à la Société et s'interdit l'exercice, à quelque titre que ce soit (notamment en qualité de consultant, salarié, associé, actionnaire, mandataire social ou dirigeant) de toute autre activité, concurrente ou non, pendant toute la durée du présent contrat, à l’exclusion des autres responsabilités exercées au sein du groupe Quiksilver.

Throughout the duration of this contract, Mr. Pierre Agnès shall have an obligation to remain loyal to the Company. Given the nature of his job duties, Mr. Pierre Agnès agrees to devote his work to the exclusive service of the Company and, throughout this contract, shall not exercise any other activity, in any capacity whatsoever, (particularly in a capacity as consultant, employee, partner, shareholder, company manager or corporate officer) whether competing or not, throughout the duration of this contract, with the exception of other responsibilities performed within the Quiksilver group.

Monsieur Pierre Agnès sera par ailleurs tenu à une obligation de confidentialité absolue en ce qui concerne les informations et	Mr. Pierre Agnès shall also be bound to keep confidential any information concerning the Company and the Quiksilver group, in renseignements concernant la Société et le groupe Quiksilver, notamment sur son organisation, sa stratégie notamment commerciale et marketing, ses produits, ses méthodes, ses prix, ses partenaires, clients et fournisseurs, et toute information financière, dont il aura eu connaissance dans l'exercice de ses fonctions ou à l’occasion de celles-ci, à l’exclusion des informations qui sont dans le domaine public.

particular its organization, its strategy including sales and marketing, its products, its methods, its prices, its partners, customers, and suppliers, and any other financial information, of which he will have had knowledge in the performance of his duties or on the occasion of these latter, with the exception of information which is in the public domain.

Monsieur Pierre Agnès s’interdit donc de divulguer à qui que ce soit ces renseignements ou informations. Cette obligation se poursuivra sans limitation de durée après la rupture du présent contrat.	Mr. Pierre Agnès shall therefore refrain from disclosing such information to anyone whatsoever. This obligation to maintain confidentiality shall survive the termination of the present contract.

ARTICLE 11 - DONNEES NUMERIQUES, DOCUMENTS ET AUTRES ELEMENTS APPARTENANT A LA SOCIETE	ARTICLE 11 - DIGITAL DATA, DOCUMENTS, AND OTHER ITEMS BELONGING TO THE COMPANY

Tout savoir-faire, toute connaissance et document, sous quelque forme que ce soit, y compris sur support papier, numérique ou analogique (incluant toute photocopie, copie informatique, enregistrement audio ou vidéo), dont disposera Monsieur Pierre Agnès à quelque titre que ce soit, dans le cadre de ses fonctions, restera la propriété de la Société.

L’ensemble des matériels mis à la disposition de Monsieur Pierre Agnès pour l’exercice de ses fonctions notamment le matériel informatique, téléphone mobile, badges et/ou clés d’accès aux locaux de la Société sans que cette liste soit limitative, restera la propriété de la Société et sera restitué immédiatement sur simple demande de la Société et au plus tard, le jour même de la cessation effective des fonctions du Salarié pour quelque cause que ce soit, sans qu’il soit besoin d’une démarche ou d’une mise en demeure préalable de la Société.

Any know-how, knowledge and document, in any form whatsoever, including on any paper, digital or analog medium (including any photocopy, electronic copy, audio or video recording), to which Mr. Pierre Agnès may have access in any capacity whatsoever, in the course of his duties, shall remain the property of the Company.

All of the materials provided to Mr. Pierre Agnès or carrying out his duties, namely the electronic material, mobile phone, badges and/or access codes to the Company’s premises, without this list being exhaustive, shall remain the property of the Company and shall be returned to the Company immediately on first request, no later than the same day of the Employee’s effective termination of employment for any reason whatsoever, without requiring a formal procedure or need for the Company to provide a formal advanced notice.

ARTICLE 12 – DISPOSITIONS INFORMATIVES	ARTICLE 12 - OTHER INFORMATION

La Société applique actuellement les dispositions de la convention collective de l’industrie de l’Habillement dans ses dispositions étendues.

Les frais engagés dans l'exercice des fonctions sont, sur justificatifs, pris en charge ou remboursés aux conditions et selon les modalités en vigueur au sein de la société.

The Company currently implements the extensive provisions set out in the French Collective Agreement for the Clothing and Apparel Industry.

The expenses incurred by the Employee while performing his duties shall, upon presenting the corresponding invoices, be assumed by the Company or reimbursed to the Employee according to the policy in force at the Company.

ARTICLE 13 – INFORMATION CONCERNANT LES OUTILS INFORMATIQUES DE GESTION DU PERSONNEL	ARTICLE 13 - INFORMATION CONCERNING THE ELECTRONIC TOOLS FOR EMPLOYEE MANAGEMENT

La Société est dotée d'outils informatiques de gestion de la paie et de gestion du personnel comportant des données personnelles concernant les salariés de l’entreprise. Les finalités de cet outil sont la gestion administrative du personnel, la mise à disposition d’outils informatiques, l’organisation du travail, la gestion des carrières et de la mobilité et la formation du personnel.

Certaines données ainsi traitées peuvent faire l’objet d’un transfert vers des Etat non membre de l'Union européenne conformément aux dispositions légales. Monsieur Pierre Agnès pourra, sur simple demande auprès de la direction des ressources humaines, solliciter une information complète sur la finalité du transfert, les données transférées, les destinataires exacts des informations et les moyens mis en œuvre pour encadrer ce transfert.

The Company has computer tools for managing payroll and personnel, which contains personal data on the employees at the Company. The purposes of this tool is to ensure the administrative management of the staff, the provision of IT tools, the organization of work, the management of careers and mobility, and the training of staff.

Some of the data processed therefore may be the subject of a transfer towards the non-member States of the European Union in accordance with the legal provisions. Mr. Pierre Agnès may, on request from the human resources department, request comprehensive information concerning the purpose of the transfer, the transferred data, the exact recipients of the information and the means implemented to restrict this transfer.

De façon générale, Monsieur Pierre Agnès dispose auprès du responsable de ce traitement (direction des ressources humaines) d’un droit d’accès aux données le concernant et de rectification de ces données, ainsi que d’un droit d’opposition, pour un motif légitime, au traitement de ces données, sauf dans les cas où le traitement répond à une obligation légale.

Monsieur Pierre Agnès s’engage à informer la Société de tout changement concernant sa situation personnelle par rapport aux informations communiquées lors de son embauche (adresse, situation de famille...), afin que le fichier du personnel puisse être actualisé.

Generally speaking, by contacting the person in charge of data management (human resources group), Mr. Pierre Agnès has the right to access his personal data and to rectify this data, as well as the right to object to the handling of his personal data, for legitimate reasons, except where such data must be handled in order to comply with the law.

Mr. Pierre Agnès agrees to inform the Company about any change concerning his personal situation with regard to the information provided at his time of hire (address, family status, etc.), in order that his employee record may be updated.

ARTICLE 14 - SUCCESSEURS ET CESSIONNAIRES	ARTICLE 14 - SUCESSORS AND ASSIGNS

Le présent contrat sera cessible par Quiksilver, Inc. à tout successeur ou à toute société détenue ou contrôlée par Quiksilver, Inc., et liera tout successeur direct ou indirect dans les affaires de Quiksilver, Inc., par l’achat de titres, ou par fusion, consolidation, acquisition de tout ou d’une partie substantielle des actifs de Quiksilver, Inc., ou par tout autre moyen.

This Agreement will be assignable by Quiksilver, Inc. to any successor or to any other company owned or controlled by Quiksilver, Inc., and will be binding upon any successor to the business of Quiksilver, Inc., whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of Quiksilver, Inc. or otherwise.

ARTICLE 15 – RESPECT DU MECANISME DE REMBOURSEMENT (“CLAWBACK COMPLIANCE”)	ARTICLE 15 - CLAWBACK COMPLIANCE

Toute somme payée au titre du présent contrat sera sujette à remboursement conformément à toute politique de remboursement dite “Clawback policy” que Quiksilver, Inc. ou la Société a adoptée, ou serait tenue d’adopter dans le futur afin de respecter les normes fixées par toute bourse nationale d’échange de titres ou association sur laquelle les titres de Quiksilver, Inc. sont cotées, ou qui serait requise par le Dodd-Frank Wall Street Reform and Consumer Protection Act ou tout autre texte applicable.

Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that the Company, Quiksilver, Inc. or the Company has adopted or is required in the future to adopt pursuant to the listing standards of any national securities exchange or association on which Quiksilver, Inc.’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

ARTICLE 16 - LANGUE DU CONTRAT

Le présent contrat a été rédigé en français et en anglais. Dans l’hypothèse d’une divergence ou d’un désaccord quant à l’interprétation de ses dispositions entre la version française et la version anglaise, la version française prévaudra et sera considérée comme la seule version authentique.

ARTICLE 16 - LANGUAGE OF THE CONTRACT

The present contract has been drafted in English and in French. In case of any discrepancies or disagreements in interpretation between the provisions in French and in English, the text in the French language shall prevail and shall be considered as the authentic text.

ARTICLE 17 – INTEGRALITE DES ACCORDS CONTRACTUELS

A l’exception du contrat conclu avec la société Pilot SAS dans le cadre de l’exercice par Monsieur Pierre Agnes de son mandat social de Président de la société Na Pali SAS, le présent accord se substitue et remplace à compter du 1er juillet 2013 tout autre contrat de travail ou contrat afférent à un mandat social, existant ou préexistant, oral ou écrit,

ARTICLE 17 – ENTIRE AGREEMENT

Except for the agreement with Pilot SAS concerning Mr. Pierre Agnes’ corporate mandate as Président of Na Pali SAS, this Agreement completely supersedes and replaces as from July 1st, 2013 any existing or previous oral or written corporate mandates or other employment agreements, express or implied, between Pierre Agnes, Na Pali SAS, the Shareholder of Na Pali SAS, or Quiksilver

exprès ou tacite, entre Pierre Agnes et la Société, Na Pali SAS, ou Quiksilver, Inc. Le présent contrat de travail et le contrat conclu avec la société Pilot SAS dans le cadre de l’exercice par Monsieur Pierre Agnes de son mandat social de Président de la société Na Pali SAS, et tout accord de confidentialité, stock options, actions gratuites, “restricted stock unit”, “stock appreciation rights”, ou tout accord similaire que Quiksilver Inc. pourrait conclure avec Pierre Agnes, comprennent l’intégralité des accords conclus entre Quiksilver, Inc., Na Pali SAS, la Société et Pierre Agnes concernant sa relation de travail et son mandat social, et aucune modification ou avenant apporté au présent contrat ne sera valide, sauf s’il est rédigé par écrit, signé par la Société, et conforme aux lois françaises.

Inc. This Employment Agreement and the agreement concluded with Pilot SAS concerning Mr. Pierre Agnes’ corporate mandate as Président of Na Pali SAS, and any confidentiality, stock option, restricted stock, restricted stock unit, stock appreciation rights or other similar agreements the Shareholder may enter into with Pierre Agnes contain the entire integrated agreement between Quiksilver, Inc., Na Pali SAS, the Shareholder of Na Pali SAS and Pierre Agnes regarding his employment and corporate mandate, and no modification or amendment to this Agreement will be valid unless set forth in writing and signed by the Company, and in accordance with the French laws.

***	***

Fait le 2013, à Saint-Jean-de-Luz, en double exemplaire,	Drawn up on 2013, in Saint-Jean-de-Luz, In duplicate,

Pour Pilot SAS Monsieur Stephen Le Bot	For Pilot SAS Mr. Stephen Le Bot

Monsiuer Pierre Agnes	Mr. Pierre Agnès

(Chaque partie fait précéder sa signature de la mention « Lu et approuvé » sur la dernière page et paraphe les pages précédentes)	(Each party writes out the words “READ AND AGREED” above his signature and initials each of the preceding pages of this contract)